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                                                                   EXHIBIT 10.45

                          QUICK FOOD LICENSE AGREEMENT

     This Quick Food License Agreement ("Agreement") is made and entered as of this 3rd day of September, 1999, by and between UNIVERSAL STUDIOS CITYWALK HOLLYWOOD, a division of Universal Studios, Inc. ("Universal"), and JERRY'S FAMOUS DELI, INC., a California corporation, ("JFD") with reference to the following:

     A. Universal represents that it owns the following described property, located in Universal City, California: Space number V201 in the food-court area ("Food Court") of the CityWalk project ("CityWalk") as shown on the plan attached hereto as Exhibit A and incorporated fully herein by this reference ("Premises"), upon which Universal intends to develop, construct, operate, manage and own a quick food restaurant to be known during the Term (defined below) of this Agreement as "Jerry's Famous Deli" ("Restaurant"). The Premises contains approximately 1,300 square feet of gross leasable space and is located on the second floor of CityWalk.

     B. JFD represents that JFD and the personnel of JFD possess skills, knowledge and expertise in the planning and development of restaurant operations of a type and nature characteristic of a sit-down version of the Restaurant.

     C. Universal is desirous of engaging JFD to provide consulting and technical services to Universal in connection with the planning, development, construction, furnishing and equipping of the Restaurant, and JFD is desirous of being so engaged.

     D. JFD represents that it possesses the rights necessary to license: (i) the name "Jerry's Famous Deli"; (ii) the name "Jerry's Famous Deli," with type-face, logo, and coloring, all as such is attached hereto on Exhibit B and incorporated fully herein by this reference (the "JFD Logo"); and (iii) any of the current JFD related trade dress to be utilized in the operations of and in connection with the Restaurant. The name "Jerry's Famous Deli," the JFD Logo and the trade dress utilized in the operations of and in connection with the Restaurant shall collectively referred to hereinafter as the "Intangible Properties."

     E. Universal represents that it is has the skill, knowledge and expertise in restaurant operations of the type required for operation of a quick food restaurant.

     F. Universal desires to use the Intangible Properties to advertise, operate and merchandise the Restaurant, and JFD desires to license to Universal the use of the Intangible Properties in advertising, operations and merchandising of the Restaurant, under the terms and conditions set forth herein.
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     G.   Universal represents that it has had, within the seven years before the date of this Agreement, at least twenty-four (24) months experience being responsible for the financial and operational aspects of one or more restaurants.

     NOW, THEREFORE, in reliance upon and in consideration of the above facts and the terms and conditions set forth below, the parties agree as follows:


                                   ARTICLE 1
                          DEVELOPMENT AND CONSTRUCTION

     A. Development/Construction. Universal will develop, design and construct the Restaurant. Universal shall make all improvements to the Premises so that it is a fully operational restaurant facility, including without limitation, the design, construction, installation of the storefronts, signage, interior finishes, furnishings and equipment (the "Improvements").

          1. Design Firm. A design firm ("Design Firm") to oversee all aspects of the Improvements shall be selected by Universal.

          2. Schematic Design. JFD shall consult and work with Universal and the Design Firm in developing an approved final schematic design for the Restaurant based on the Budget (defined below), which will be approved by Universal.

     B. Universal's Sole Cost. The Improvements and all other costs to make the Restaurant fully operational shall be at the sole cost and expense of Universal. Universal shall establish an all-in budget for the Improvements (the "Budget"), and in this regard Universal intends such Budget to be approximately but no more than $350,000. JFD shall exercise all of its approvals and render its consulting services in a manner generally consistent with the Budget.

     C. Opening Date. The "Opening Date" is the date the Restaurant opens to the public. Subject to the provisions of Article 4, B, below, Universal shall endeavor to cause the Opening Date to occur on or about February 1, 2000, subject to extension for Force Majeure Events (defined below).

                                   ARTICLE 2
                           JFD'S CONSULTING SERVICES

          Upon and subject to the terms and conditions hereinafter set forth, Universal does hereby engage and retain JFD, and JFD does hereby agree to be engaged

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and retained by Universal, to provide the consulting services hereafter described. JFD will assist Universal in the development of the Restaurant, including, without limitation, using its best professional efforts to help develop the Restaurant profitably in full compliance with all applicable laws, codes, ordinances and regulations imposed by governmental authorities and in a manner consistent with the Budget; provided, however, JFD shall not be required to engage in any activity requiring a professional license or registration.

          During the planning, construction, development and pre-opening of the Restaurant (i.e. from the date of execution of this Agreement by JFD until the Opening Date), JFD shall consult with Universal's management team in the following areas:

          1. JFD will diligently assist Universal in the design of the Restaurant so that Universal will have the benefit of JFD's expertise in planning, designing and laying out the Restaurant, from an operational point of view and in a manner consistent with other Jerry's Famous Deli restaurants.

          2. JFD will cooperate in advising and assisting Universal in developing budgets for furniture, fixtures and equipment, kitchen equipment, telephone and communications equipment and other individual categories of furniture, fixtures and equipment, and advise and assist Universal and the Architect in developing an overall budget for the Restaurant project for both prior to the Opening Date and thereafter.

          3. JFD will assist Universal in conducting such inspections and reviews from time to time as may be reasonably necessary to perform JFD's duties hereunder and as Universal may request with regard to such matters as Universal reasonably determines may be useful to Universal in Universal's overall supervision of the Restaurant project. JFD is not, however, an expert in building codes, or technical matters, such as electrical or mechanical matters.

          4. JFD will assist Universal in selecting and establishing menus, pricing, uniforms and similar items and matters so as to ensure conformity with other Jerry's Famous Deli restaurants. Menu and pricing restrictions are further addressed in Article 5, B, 2.

          5. JFD will consult with Universal regarding establishing staffing needs, employment timetables, hiring and training guidelines for employees and other programs relating to staffing of the Restaurant.

          6.   JFD will consult with Universal on all pre-opening activities.

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          7.   JFD shall meet in person with Universal weekly or more frequently as reasonably requested by Universal in order to discuss all matters relating to the planning, construction, development and pre-opening of the Restaurant, including without limitation, the ongoing design, operation and/or management of the Restaurant. In general, JFD, to the best of JFD's professional ability, will consult with Universal in all activities necessary or reasonably required to open the Restaurant for business and to see that there is in place, prior to opening, a coordinated program for drawing customers to the Restaurant and, with Universal's cooperation, to ensure creative and operational conformity with other Jerry's Famous Deli restaurants.

                                   ARTICLE 3
                        LICENSE OF INTANGIBLE PROPERTIES

     A. License. JFD hereby grants to Universal the non-exclusive right, license and privilege to use the Intangible Properties in connection with Universal's operation of the Restaurant, pursuant to the terms hereof. JFD expressly reserves the unqualified right to use, license, sublicense or otherwise exploit, in any manner whatsoever and at all times, the Intangible Properties or any variation or combination thereof, except as otherwise provided in this Agreement. This license of Intangible Properties to Universal includes not only elements which existed on the effective date of this Agreement but also additional elements created, developed or acquired or licensed in the future to the extent such additional elements are made accessible to all other Jerry's Famous Deli restaurants and to the extent such elements are the property of JFD to license. JFD also grants to Universal the right to use any other materials that JFD uses in connection with its restaurants to the extent JFD believes it has the rights to allow Universal to use such materials.

     B. Permitted Use. Universal shall have the right to utilize the Intangible Properties in connection with the Restaurant, including without limitation, the marketing thereof, in a manner consistent with the Quality Standards (defined below). It is understood that all products, merchandise and services utilizing or bearing the Intangible Properties shall be sold at the Premises in accordance with the terms hereof, it being understood that Universal shall have the right to sell products, merchandise and services utilizing or bearing the Intangible Properties from the Premises to anywhere on the property now or hereafter owned or controlled Universal and its Affiliates generally known as Universal City, California. Universal shall have the right to modify the JFD Logo, subject to JFD's consent; provided that JFD shall own all right, title and interest to such JFD Logo.

     C. Scope of License. Universal acknowledges that all rights, title and interest in and to the Intangible Properties are and shall remain vested solely in JFD and that all use of the Intangible Properties by Universal shall inure to the benefit of JFD. Universal disclaims any right or interest therein or the good will derived therefrom.

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     D.   Quality Controls and Approvals.

          1. Quality Control. The term "Quality Standards" shall mean those quality standards established by JFD with respect to the operation of other Jerry's Famous Deli restaurants as of the date of this Agreement, as adjusted to reflect the fact that there are differences between a full service, broad menu, mid-market, sit-down restaurant and a typical, self-serve fast food operation.

          Universal shall use commercially reasonable efforts to comply with the Quality Standards in connection with the use of the Intangible Properties and the operation of the Restaurant and complying with such obligation in a material way is necessary to the image and success of the Restaurant. JFD shall have the right to inspect and examine the Restaurant, it being understood that such rights of inspection and examination shall be continuing throughout the term of the Agreement and may be undertaken at any times mutually agreed to by the parties, provided they shall be conducted so as not to interfere unreasonably with Universal's business operations. JFD may, however, make spot visits ("Spot Visits") unilaterally once per quarter at any convenient time during business hours with reasonable advance notice, provided such Spot Visits shall be conducted so as not to interfere unreasonably with Universal's business operations and provided further that Spot Visits in any part of the "back of the house" will only be performed between the hours of 1:30 p.m. and 5:30 p.m. If during a Spot Visit it is determined that Universal has not complied with its material obligations pursuant to the first sentence of this grammatical paragraph, JFD may conduct more than one Spot Visit per quarter until it is determined that Universal has complied with such obligations in a material way. Universal shall use commercially reasonable efforts to ensure that all food products, merchandise or services bearing or utilizing the Intangible Properties offered or sold is of a high standard for a quick food restaurant and in no way reflects adversely upon the Intangible Properties.

          JFD agrees to use its commercially reasonable efforts to cause all other Jerry's Famous Deli restaurants to be operated and to ensure that all food products, merchandise or services bearing or utilizing the Intangible Properties offered or sold is of the highest standard and in no way reflects adversely upon the Intangible Properties.

          If the quality standards with respect to all other sit-down Jerry's Famous Deli restaurants and any new sit-down restaurants do not maintain at least the same quality standards as exist as of the date of this Agreement, and with respect to any new quick food restaurants, the Quality Standards (i.e. the standard applicable to the Restaurant) are not maintained, Universal shall have the right (but not the obligation) to terminate this Agreement effective on ninety (90) days notice; provided however if Universal terminates this Agreement pursuant to this grammatical paragraph, Universal shall not be able to obtain damages.

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          Notwithstanding anything to the contrary contained in this Article
3,D,1 if the operator or licensee of any JFD restaurant is treated more favorably (from its standpoint) with respect to any matter and/or restriction specified in this Article 3,D,1 then the matter and/or restriction specified in this Article 3,D,1 shall be modified so that Universal is treated in the same manner.

     E.   Materials.

          1. JFD shall make available to Universal at JFD's expense all photographic material and artwork with respect to the Intangible Properties including any logo which JFD has available and which Universal may require to fulfill its obligations hereunder.

          2. Unless Universal (in its sole and absolute discretion) requests otherwise, no materials used by Universal in connection with the Restaurant shall make any reference to any other restaurant operated or licensed by JFD.

          3. JFD shall be permitted to include the Restaurant in lists and menus where other JFD restaurants are listed as "Jerry's Famous Deli at Universal CityWalk." All other advertising, marketing or promotion of the Restaurant shall be subject to Universal's approval.

                                   ARTICLE 4
                               TERM OF AGREEMENT

     A. Term. This Agreement shall have a term ("Term") which shall commence immediately upon the date of this Agreement ("Commencement Date") and shall terminate (unless extended pursuant to Article 4,A,1 and Article 4,A,2 below) upon the last day of the 120th month following the last day of the calendar month in which the Opening Date occurred, unless the Opening Date is the first day of a calendar month in which case this 120 month period shall run from the last day of the previous calendar month.

          1. Initial Option to Extend. Except if Universal is in default and has not cured such default (as more fully described in Article 11), if the annual average "Gross Sales" (as defined below) for the last 24 months prior to the notice next mentioned is equal to or greater than $1,000,000 (subject to an equitable reduction for Events of Force Majeure, defined below), Universal shall have the option ("Initial Option") to renew this Agreement for an additional five (5) years ("Initial Option Term") by giving JFD notice of at least 180 days before the expiration of the Term, provided that Universal pays JFD $40,000 ("Initial Option Payment") upon the commencement of

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the Initial Option Term, which Initial Option Payment shall be applicable against any future License Fees accruing and owing to JFD.

          2. Second Option To Extend. Except if Universal is in default and has not cured such default (as more fully described in Article 11), if the annual average "Gross Sales" (as defined below) for the last 24 months prior to the notice next mentioned is equal to or greater than $1,000,000 (subject to an equitable reduction for Events of Force Majeure, defined below), Universal shall have a second option ("Second Option") to renew this Agreement for another five (5) years ("Second Option Term") by giving JFD notice of at least 180 days before the expiration of the Initial Option Term, provided that Universal pays JFD $40,000 ("Second Option Payment") upon the commencement of the Second Option Term, which Second Option Payment shall be applicable against any future License Fees accruing and owing to JFD.

     Except for a default by JFD, JFD shall not forfeit any portion of the Initial Option Payment and/or Second Option Payment as a result of an early termination of this Agreement by Universal.

     B.   Right to Terminate.

          1. If construction of the Restaurant has not commenced by June 1, 2000 (subject to extension for Events of Force Majeure, defined below) or, despite the parties acting in good faith, if the Restaurant's Opening Date is not before December 31, 2000, then either party shall have the sole remedy of terminating this Agreement effective on notice to the other party given within twelve (12) days therewith.

          2. Except if Universal is in default and has not cured such default (as more fully described in Article 11), Universal shall have the right (but not the obligation) to terminate this Agreement effective upon ninety (90) days notice to JFD given within one (1) year following the 12-month period next mentioned, if during any consecutive 12-month period during the Term, one of the following criteria is met: (i) Gross Sales (as defined below) fall below the sum of $750,000 (as adjusted for each calendar year per CPI/LA), or (ii) the Restaurant's EBITDA (as defined below) is negative. Except if JFD is in default and has not cured such default (as more fully described in Article 11), if the Agreement is terminated by Universal pursuant to this Article 4.B.2 within twenty four (24) months following the Opening Date, Universal shall guarantee that JFD receives the Fixed License Fee (defined below) for the first two years of the Term. If Universal has the right to terminate under this
Article 4, B, 2 and also has the right to terminate under Article 4, B, 3 below, the provisions of this Article 4, B, 2 shall apply.

          3. Except if Universal is in default and has not cured such default (as more fully described in Article 11), Universal shall have the right to terminate this

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Agreement for any reason effective on notice to JFD any time following forty eight (48) months from the Opening Date, provided that Universal does not within 24 months of such notice to terminate (i) replace the Restaurant with an alternative quick food "Deli-Restaurant" (defined below) or (ii) permit the operation of a sit-down "Deli-Restaurant" in CityWalk. Except if JFD is in default and has not cured such default (as more fully described in Article 11), and except if a termination under Article 4, B, 2 is applicable, if the Agreement is terminated by Universal pursuant to this Article 4, B, 3 (as distinguished from Article 4, B, 2), then Universal's notice of termination of JFD shall be accompanied by a termination fee ("Termination Fee") in an amount equal to four percent (4%) of the average annual "Gross Sales" (defined below) during the 24 months prior to such notice to terminate, which Termination Fee shall be no less than $50,000 and no greater than $100,000.

          4. If any third party is successful after appeals are exhausted or if JFD fails to fully defend, indemnify and hold harmless Universal pursuant to
Article 12,A in connection with a claim against Universal and/or its Affiliates regarding Universal's use of the Intangible Properties in connection with the Restaurant pursuant to the terms of this Agreement, Universal shall have the right (but not the obligation) to terminate this Agreement effective on notice to JFD. Notwithstanding any such termination, and in the event of the filing of such court action, JFD shall indemnify Universal pursuant to Article 12, A. Furthermore, if Universal is precluded from using the "Jerry's Famous Deli" name in connection with the Restaurant, JFD will reimburse Universal for either of the following, as determined by Universal in its sole discretion: (i) the unamortized, original cost of the Improvements (i.e. complying with Article 1, A); or (ii) the costs (other than license fees or similar fees, such as franchise fees) incurred in connection with removing any Intangible Properties and replacing such with new other names, trade dress, logos and similar type intellectual property for use in connection with a new restaurant or store, the installation costs of which shall be generally consistent (with appropriate CPI/LA adjustment) with the costs of installing the Intangible Properties under this Agreement.

          5. Universal or JFD shall have the right to terminate this Agreement as expressly provided elsewhere in the Agreement.

     C.   Upon Termination/Expiration. Upon termination or expiration of this
Agreement: (i) the provisions of Article 11, A, 5 shall govern; and (ii) Universal shall not use any mark or design which is the same or confusingly similar to the Intangible Properties. Notwithstanding anything to the contrary contained in this Agreement, Universal is not and shall not waive any rights that it would have in the absence of this Agreement as a member of the public.

                                   ARTICLE 5
                     OWNERSHIP AND OPERATION OF RESTAURANT

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      A.    Ownership. Universal shall own all assets of any kind in and to the
Restaurant and all Improvements, including without limitation, signage, except only the name "Jerry's Famous Deli," the Restaurant design concept and the Intangible Properties; however, Universal shall have the right to use the name "Jerry's Famous Deli," the Restaurant design and the Intangible Properties (all of which are exclusively owned by JFD) as expressly provided in this Agreement.

      JFD shall own and is hereby assigned the Restaurant's trade-dress and the design of the Restaurant's store-front ("Design Concept") which Universal develops with respect to the Restaurant and JFD will have the right to use such Design Concept at any time in any other location (subject to the restrictions contained in Article 7). If JFD and Universal enter into future license deals on other project(s) owned, operated or licensed by Universal and/or its Affiliates and if JFD and Universal agree to use the same or substantially similar Design Concept created by Universal pursuant to this Agreement, JFD shall not directly or indirectly charge any design fees for the same or substantially similar Design Concept to be used at such other project(s). Notwithstanding anything to the contrary contained herein, Universal is not and shall not waive any rights that it would have in the absence of this Agreement as a member of the public. Furthermore and notwithstanding anything to the contrary contained herein, Universal shall have the right to use the Design Concept (except for the name "Jerry's Famous Deli," JFD Logo, any photographs provided to Universal by JFD for use in connection with the Restaurant, or the distinctive JFD design enhancements to the menu board structure) in connection with any other store or restaurant on the Premises. For example, if the Agreement is terminated or expires, Universal shall have the right to use the Design Concept (except for the name "Jerry's Famous Deli," JFD Logo, any photographs provided to Universal by JFD for use in connection with the Restaurant, or the distinctive JFD design enhancements to the menu board structure) in connection with another restaurant or store on the Premises.

      B. Operation. Universal shall be solely responsible for the management and operation of the Restaurant and, except as provided elsewhere in this Agreement, shall have approval over all aspects thereof. JFD shall neither have nor exercise any control over Universal's method of operating the Restaurant, and Universal is under no obligation to adhere to any specified scheme or plan for operating the Restaurant, except that Universal shall use commercially reasonable efforts to operate the Restaurant in a manner consistent with the Quality Standards, all as more fully set forth in Article 2, D.

      The following obligations shall also apply during Universal's operation of the Restaurant:

            1.    Signage. Universal shall install signage for the Restaurant
(i) on the facade of the Restaurant; and (ii) in the common area of the CityWalk so that such


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signage is within reasonable proximity to the Food Court and is visible from the area by the main entrance to the motion picture cinemas on the first floor of CityWalk.

                2. Menu and Pricing. Universal and JFD have pre-approved the initial menu for such menu items in the manner set forth in Exhibit C, attached hereto and incorporated herein by this reference, with designations referred to as primary products (items that must at all times be offered by the Restaurant) ("Primary Products") and secondary products (all other items offered by the Restaurant) ("Secondary Products"). Notwithstanding the foregoing (and except with respect to beverage and snack food items for which Universal has absolute flexibility in adding or deleting from the menu without JFD's approval, provided such items are generally consistent with the initial concept of the Restaurant as a "Deli-Restaurant," as such term is defined in Article 7), Universal shall be permitted flexibility in adding or deleting Secondary Products to the menu without JFD's approval provided the following criteria are satisfied with respect to newly added items: (i) the menu item appears on the sit-down restaurant menu at the Jerry's Famous Deli in Studio City, California or at JFD's highest grossing Jerry's Famous Deli restaurant if the Jerry Famous Deli in Studio City, California is no longer operating ("Reference Restaurant"); (ii) Universal uses commercially reasonable efforts to comply with the Quality Standards; and (iii) the initial concept of the Restaurant as a "Deli Restaurant" (as such is defined in Article 7 below) is not materially affected by the addition of the menu item. Universal shall have the right (in its sole and absolute discretion) to delete Secondary Products from the menu without JFD's approval. Universal shall also be permitted flexibility in making changes to the price of any menu item without JFD's approval, provided the following criteria are satisfied with respect to price changes for Primary Products: (i) the price for such item cannot be higher than the price for such item at the Reference Restaurant; and (ii) the price change is not for the purpose of offering promotional pricing. Furthermore, notwithstanding anything to the contrary contained herein, the parties can mutually agree on any price or menu modifications.

        Notwithstanding anything to the contrary contained in this Article 5, B, 2, if the operator or licensee of any JFD restaurant is treated more favorably (from its standpoint) with respect to any matter and/or restriction specified in
Article 5, B, 2 then the matter and/or restriction specified in this Article 5, B, 2 shall be modified so that Universal is treated in the same manner.

                3. Products. It is expressly understood that Universal will buy food products directly from suppliers, none of which shall be JFD. Unless otherwise agreed to by the parties, Universal shall utilize recipes and suppliers from JFD only for the specified items listed on Exhibit D, attached hereto and incorporated herein by this reference; provided that Universal obtains the specified items from such supplier at the same price (including without limitation rebates) that JFD pays for such items. All other recipes and suppliers (except as specified in the last sentence of this grammatical


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paragraph) shall be determined by Universal in its sole and absolute discretion, provided Universal maintains the Quality Standards. Any newly added menu item which is not on the initial menu, attached hereto as Exhibit C and incorporated herein, shall have the following restrictions: (i) if such newly added item is created entirely at the Reference Restaurant, then Universal shall use the same recipe used by JFD at such restaurant for such newly added item; and (ii) to the extent such newly added item contains any ingredient listed on Exhibit D, Universal shall utilize the supplier that JFD uses for such ingredient. Unless otherwise agreed to by the parties: (i) Universal shall use round rye bread which is supplied from the same supplier that JFD uses, from Brown's or as otherwise mutually agreed to by the parties; (ii) the mustard and soup base shall be supplied by the same supplier that JFD uses; and (iii) Universal shall use a supplier for pre-cooked turkey which is subject to JFD's and Universal's approval.

        Notwithstanding anything to the contrary contained in this Article 5, B, 3 if the operator or licensee of any JFD restaurant is treated more favorably (from its standpoint) with respect to any matter and/or restriction specified in
Article 5, B, 3 then the matter and/or restriction specified in this Article 5, B, 3 shall be modified so that Universal is treated in the same manner.

                4. Seating. Throughout the Term, Universal shall provide a seating area in the Food Court for customers purchasing items from all restaurants in the Food Court, it being agreed that Universal shall use commercially reasonable efforts to ensure a minimum of approximately 6 seats per 100 square feet of leasable Food Court restaurant space.

                5. Health Standards. Universal shall use its commercially reasonable efforts to rectify any condition which causes the Restaurant to receive a County of Los Angeles, Department of Health Services Environmental Health Grade of less than "A."

        Notwithstanding anything to the contrary contained in this Article 5, B, 5 if the operator or licensee of any JFD restaurant is treated more favorably (from its standpoint) with respect to any matter and/or restriction specified in
Article 5, B, 5 then the matter and/or restriction specified in this Article 5, B, 5 shall be modified so that Universal is treated in the same manner.

        C.    JFD's Obligations.

                1. It is the express understanding that this is the first quick food unit to be operated under the JFD name. As such the Quality Standards and profitability of the Restaurant will be different than with respect to other Jerry's Famous Deli sit-down restaurants. Based on the performance of the Restaurant, JFD may open other quick food units elsewhere ("Expansion Sites"), subject to Article 7. With respect to such Expansion Sites, JFD shall provide Universal on a quarterly basis, without charge, a written summary of any and all material innovations and/or operational information

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which JFD derives from any such Expansion Sites and which may have some conceivable value to Universal ("Expansion Innovations/Information") so that the operation and financial results of the Restaurant may be improved. Universal shall have the following remedies if JFD fails to provide Expansion Innovations/Information to Universal and JFD has not cured such default (as more fully described in Article 11): (i) if such failure is intentional and has a material adverse impact on the Restaurant's EBITBA, then Universal shall be entitled to all available remedies under this Agreement, including without limitation, damages and termination of this Agreement; (ii) if such failure is not intentional and has a material adverse impact on the Restaurant's EBITBA, Universal may only seek damages and may not terminate this Agreement; and (iii) if such failure does not fall under items (i) or (ii) above, then JFD shall prospectively cure such breach and provide Universal with the Expansion Innovations/Information.

     D. Expenses of JFD. Except for its own expenses, costs and overhead in rendering its inspection and consulting services as set forth in Article 2, providing materials as set forth in Article 3 and costs and expenses incurred without Universal's consent, JFD shall bear no expense in connection with Universal's operation of the Restaurant. If Universal requests that JFD render services beyond the scope set forth herein or incur any out-of-pocket expenses beyond the scope set forth herein, Universal shall promptly pay JFD reasonable fees for such services and reimburse JFD for any such expenses; provided however, JFD shall notify Universal of reasonable estimates of any such costs and expenses prior to incurring any costs or expenses so that Universal may elect not to have JFD incur such costs and/or expenses.

                                   ARTICLE 6
                                      FEES

     A. Consulting Fee. In consideration of the consulting services provided by JFD, and provided further that JFD is not in default hereunder, JFD shall be entitled to a one-time fee (the "Consulting Fee") from Universal to be earned and payable as follows:

          1. Ten Thousand Dollars ($10,000) shall be earned if this Agreement is signed and delivered to Universal within ten (10) business days following September 13, 1999, provided however, if and to the extent the delay in signing this Agreement would not have occurred but for some action or inaction on Universal's part and which does not solely arise out of or is not caused by any action or inaction on JFD's part, then JFD shall be entitled to an additional day for each such day of delay in signing by JFD of this Agreement;

          2. Twenty Thousand Dollars ($20,000) shall be earned upon the issuance of a building permit to commence construction of the Improvements; and

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          3.  Twenty Thousand Dollars ($20,000) shall be earned on the Opening
Date.

     The Consulting Fee shall be paid by Universal to JFD on the first day of the first month following six (6) full calendar months of continuous operation of the Restaurant.

     B. License Fee. For licensing the Intangible Properties hereunder, and provided JFD is not in default hereunder, JFD shall earn from Universal a license fee (the "License Fee") as follows:

          1. During First Two Years After Opening Date. During the first two years following the Opening Date only (and not for any subsequent years), Ten Thousand Dollars ($10,000) at the conclusion of each three month period following the Opening Date ("Fixed License Fee"), for a total Fixed License Fee of $80,000. In addition to the foregoing Fixed License Fee, if four percent (4%) of the "Gross Sales" (as defined below) exceeds the sum of $40,000 during either one or both of the first two years following the Opening Date, JFD shall be entitled to an additional fee equal to such excess for each such year in which such excess occurs.

          2. During All Subsequent Years. During the third and all subsequent years following the Opening Date (and not for the first two years following the Opening Date), an amount equal to the four percent (4%) of the "Gross Sales" (as defined below) of the Restaurant.

     C. Payments. The License Fee (other than the Fixed License Fee) shall be earned by JFD on a quarterly basis within 45 days after the end of Universal's fiscal quarter, and calculated for such preceding quarter; provided that any earned portion of the License Fee and Fixed License Fee payment shall not be paid until the first day of the first month following six (6) full calendar months of continuous operation of the Restaurant and all payments shall be made as earned thereafter. All payments shall be made payable to JFD at the address set forth in Article 15, or to such persons and at such addresses as JFD may designate in writing from time to time. If Universal shall fail to make any payment required hereunder on the date when the same is due and Universal has been notified of such failure, and such payment is not made to JFD within ten
(10) days following such notice, Universal shall pay interest on any such overdue amount at a rate equal to the Prime Rate plus two hundred basis points. If Universal shall fail to make any payment required hereunder on the date when the same is due more than two times during any calendar year, then Universal shall also be assessed a late fee of $150 for each such further late payment within the same calendar year (i.e. the late fee shall be charged on all late payments after the first two late payments). The term "Prime Rate" shall mean the monthly rate of interest publicly announced from time to time by Bank of America, National Trust and Savings Association in San Francisco.

California (or such other bank as Universal may from time to time specify) as its "reference rate" or its "prime rate" unless such rate exceeds the maximum lawful rate under usury or similar law in the state of California, in which case it shall be deemed to mean the maximum lawful rate.

     D. Gross Sales Definition. The term "Gross Sales" as used in this Agreement is defined to be the gross selling price of all merchandise or services sold in or from, and any other gross sales (including cover charges and fees paid by third parties for sponsorships or celebrity appearances or other promotional considerations) generated on or from, the Premises by Universal, whether for cash, credit or barter; provided, however, that with respect to any vending or other machines, telephones or other third party equipment or businesses on the Premises, only the net receipts received by Universal from such activity shall be included in Gross Sales. Gross Sales shall be adjusted only by excluding or deducting the following:

          1. The selling price of all merchandise returned by customers and accepted for full credit or the amount of discounts and allowances made thereon;

          2. Goods returned to sources or transferred to another store or warehouse owned by or affiliated with Universal;

          3. Sums and credits received in the settlement of claims for loss of or damage to merchandise;

          4. The price allowed on all merchandise traded in by customers for credit to the extent the credit given is in excess of the value of the merchandise traded in;

          5. Cash refunds made to customers in the ordinary course of business;

          6. Receipts from any public telephones, stamp machines or public toilet locks installed with Universal's approval in areas not open to the public;

          7. Sales taxes, so-called luxury taxes, consumers' excise taxes, gross receipts taxes and other similar taxes now or hereafter imposed upon the sale of merchandise or services;

          8. Sales of fixtures, equipment or property which are not Universal's stock in trade;

          9. Sales cancelled, but only to the extent of the purchase price not retained by Universal;

            10. Interest, service or sales carrying charges paid by customers for extension of credit on sales, and where not included in the merchandise sales price;

            11.   Bad debts and bad checks;

            12. The discounted portion of employee discount sales or free food given to employees (collectively, "Employee Discounts") to the extent the Employee Discounts shall have been given in accordance with the policy on Employee Discounts established by the Restaurant in accordance with the provisions of this Agreement, provided that in no event shall Employee Discounts exceed five percent (5%) of Gross Sales without JFD's consent;

            13. Tips received from customers of the Restaurant for the benefit of employees and for which the Restaurant accounts to such employees;

            14.   The sale price of any capital assets;

            15.   Capital contributions to Universal by shareholders;

            16.   Loans of any type to or on behalf of Universal;

            17. Any costs and fees incurred in connection with credit card charges, including, without limitation, commissions to selling agents; and

            18. Income generated from insurance proceeds, condemnation proceeds and transactions not in the ordinary course of business.

      The accounting for pre-sold tickets, coupons, gift certificates and like vouchers (collectively, "Pre-sales") and for merchandise and/or services exchanged for such Pre-sales will be handled and accounted for as part of Gross Sales in such manner as Universal may from time to time specify from one of the two following options: (i) the selling price of any Pre-sales sold in or from the Premises shall be included in Gross Sales and the redemption of Pre-sales at the Premises shall be excluded form Gross Sales; or (ii) the redemption of Pre-sales at the Premises shall in be included in Gross Sales and the selling price of any Pre-sales sold in or from the Premises shall be excluded from Gross Sales. Unless and until Universal notifies JFD otherwise, item (i) shall apply and shall continue to apply until a subsequent notification of a change.

      All sales originating at the Premises or orders secured or received at the Premises (whether by mail, telephone, facsimile transmission, telegraph or otherwise) shall be considered as made and completed therein, even though bookkeeping, payment or collection of the account may take place elsewhere, and even though actual filling of the sale or service order and actual delivery of the merchandise may be made from a place other than the Premises. Each sale upon installments or credit shall be treated as a sale for the full cash price at the time of sale.

     The term "merchandise" as used in this Agreement is defined as any goods and commodities, including without limitation food and beverages and novelty items (i.e., coffee mugs, t-shirts and hats), sold or offered for sale, unless the context of the use of such term requires a different meaning.

                                   ARTICLE 7
                                NON-COMPETITION

     A. During the Term, neither JFD nor any Affiliate (defined below) shall own, operate, manage, license or otherwise directly or indirectly engage in the operation of any quick food Deli- Restaurant (as defined below) within any of the following: (i) the "Hollywood and Highland" project, as set forth in Exhibit E attached hereto and incorporated herein by this reference; or (ii) the "Media Center Area" in Burbank as set forth in Exhibit F attached hereto and incorporated herein by this reference.

     Notwithstanding the foregoing, if the Gross Sales fail to reach $350,000.00 for any consecutive 12-month period during the Term (excluding from such period, any time when the Restaurant operation is closed or significantly curtailed because of Events of Force Majeure (defined below)), the restriction set forth in this Article 7, A will be void and of no force and effect.

     B. During the Term, Universal shall not permit the operation of any "Deli-Restaurant" in CityWalk. The term "Deli-Restaurant" shall mean a Jewish-style delicatessen restaurant which features corned beef and pastrami sandwiches and chicken noodle soup; examples of such restaurants in the Los Angeles area include Jerry's Famous Deli, Nate n' Al, Factors, Juniors, Canters, Art's, The Stage, Wall Street Deli, Brent's Deli and Langers.

     Without intending to expand the foregoing prohibition, during the Term, Universal shall be permitted to operate a bagel shop, such as Manhattan Bagel or Noah's Bagels, in CityWalk without JFD's consent; provided such bagel shop does not offer for sale the Primary Products (except for cheesecake and soup).

                                   ARTICLE 8
                      PROTECTION OF INTANGIBLE PROPERTIES

     A. Universal shall notify JFD promptly of: (i) any use of tradenames, trademarks or other intellectual property which Universal believes infringes on Universal's right to use the Intangible Properties or which Universal believes is confusingly similar to the Intangible Properties; or (ii) any claims made by third parties that such third party has the right to use the Intangible Properties or the right to use items confusingly similar to the Intangible Properties. (If a claim is made against Universal, the rights and obligations of the parties shall be governed by Articles 4, B, 4 and 12 below). If JFD decides that action should be taken against any third party, it may take such action in its own name, in which case all expenses shall be borne by it and all damages which may be recovered shall be for the account of JFD. Alternatively, if JFD does not initiate such action, without limiting Universal's other remedies, Universal shall have the right to initiate and prosecute such action in its name and, in such event, in which case all expenses shall be borne by it and all damages which may be recovered shall be for the account of Universal. In either event, the parties agree to fully cooperate with each other in any proceeding against a third party infringer of the Intangible Properties; provided however the party whose cooperation is sought (i.e. the party not bringing the action against the third party) shall not be required to incur any expenses in the course of providing such cooperation.

     Furthermore, JFD shall take all steps reasonably required to prevent any third party's use of the name "Jerry's Famous Deli" within the "Hollywood and Highland" project and/or the "Media Center Area" which are confusingly similar to the Intangible Properties, including without limitation, bringing and pursuing at least through the trial court level a proceeding seeking injunctive relief. Without limiting Universal's other remedies under this Agreement, if JFD fails to take such action Universal shall have the right (but not the obligation): (i) to initiate and prosecute such action in its name and Universal shall be permitted to off-set its costs and expenses incurred in such action against money owed to JFD pursuant to this Agreement; and/or (ii) terminate the Agreement effective on notice to JFD and recover from JFD one of the following, as determined by Universal in its sole discretion: (aa) the unamortized, original cost of the Improvements (i.e. complying with Article 1, A); or (bb) the costs (other than license fees or similar fees, such as franchise fees) incurred in connection with removing any Intangible Properties and replacing such with other names, trade dress, logos and similar type intellectual property for use in connection with a new restaurant or store, the installation costs of which shall be generally consistent (with appropriate CPI/LA adjustment) with the costs of installing the Intangible Properties under this Agreement. If JFD or Universal loses any action referenced in this grammatical paragraph, Universal shall have the right (but not the obligation) to terminate the Agreement effective on notice to JFD and recover from JFD either of the amounts specified in (aa) or (bb), as set forth in the prior grammatical sentence, as determined by Universal in its sole discretion.

     B. Each party agrees at the request of the other party to execute any and all documents reasonably necessary to put this Agreement into effect or to implement same.

     C. Universal shall cause to be imprinted on all advertising and other material such legends, markings and notices as may be necessary or required in order to give appropriate notice of any trademark, trade name or other rights therein or pertaining thereto, and/or the appropriate copyright notice.

                                   ARTICLE 9
                         REPRESENTATIONS AND WARRANTIES

     A. JFD's Representations. JFD represents, warrants and covenants to the following: (i) JFD has the rights necessary to license the Intangible Properties for use at the Restaurant; (ii) neither the Intangible Properties nor the exercise by Universal of the rights granted herein with respect to the Intangible Properties does or will infringe upon the rights of any third party under (aa) any contract or agreement, or (bb) any rights of or laws governing copyrights, trademarks, privacy, libel or slander, or (cc) any other literary, artistic or property right; (iii) the Intangible Properties and all rights, licenses and privileges granted to Universal hereunder are free and clear of all liens, charges or encumbrances of any kind (except JFD's blanket pledge to one bank lender - BankBoston, N.A.); (iv) JFD has the right and power to enter into this Agreement and grant all of the rights, services, licenses and privileges granted to Universal hereunder; (v) to the best of JFD's knowledge, there are no litigation proceedings or claims pending or threatened against JFD, JFD's predecessors-in-interest or any other party which may adversely affect the rights, licenses and privileges granted to Universal hereunder; (vi) neither JFD nor its predecessors-in-interest has done anything heretofore, nor will any such party do anything hereafter, that is inconsistent with or in derogation of the obligations of JFD hereunder or any of the rights, services, licenses and privileges granted to Universal hereunder; (vii) recitals B and D are true and accurate; and (viii) JFD is a corporation duly organized, validly existing, in good standing under the laws of California.

     B. Universal's Representations. Universal represents, warrants and covenants to the following: (i) it shall use commercially reasonable efforts to operate the Restaurant during the term of this Agreement in compliance with the Quality Standards; (ii) it shall not use the Intangible Properties, other than pursuant to and in accordance with the terms of this Agreement or as otherwise agreed to in writing by the parties; (iii) Universal has the right and power to enter into this Agreement; (iv) Universal is a corporation duly organized, validly existing, in good standing under the laws of the state of Delaware; and
(v) recitals A, E and G are true and accurate.

                                   ARTICLE 10
                         RECORD KEEPING AND ACCOUNTING

     Universal shall maintain and preserve accurate books and records for the Restaurant. No later than the twentieth day following each calendar month during the Term, Universal shall furnish to JFD complete and accurate statement showing the Gross Receipts for the Restaurant during the preceding calendar month ("Monthly Statements"). At any time upon 15 days prior notice, JFD may request that Universal furnish to JFD a detailed statement for the preceding twelve (12) months, certified by an independent certified public accountant chosen by JFD, showing in sufficient detail the elements included in the calculation of Gross Receipts (the "Gross Receipts Statement"), provided, however, if there is no Material Discrepancy (defined below) found in the prior audit, JFD may not exercise the foregoing audit rights more frequently than once annually. The expenses attributable to the preparation and certification of such Gross Receipts Statement shall be borne by JFD, unless the reported total Gross Receipts for any period shown on such Gross Receipts Statement vary, in the aggregate, by five percent (5%) or more from the total Gross Receipts reported to JFD in the Monthly Statements for such period ("Material Discrepancy"). In the event of a Material Discrepancy, all expenses attributable to the preparation and certification of the Gross Receipts Statement shall be borne by Universal. Any underpayment disclosed by either an audit and examination or the Gross Receipts Statement shall be paid (with interest at the Prime Rate plus two hundred basis points) within thirty (30) days of presentment of the audit report or Gross Receipts Statement. Any overpayment disclosed by such an audit shall be credited to subsequent License Fees due to JFD hereunder or, if this Agreement has then expired or been terminated, shall be paid in cash (with interest at the Prime Rate) within thirty (30) days following presentment of audit report.

                                   ARTICLE 11
                                    DEFAULT

     A. Either party ("Terminating Party") may terminate this Agreement at any time upon thirty (30) days notice to the other party ("Non-Terminating Party") upon the occurrence of any of the following:

          1. If the Non-Terminating Party breaches any term or condition of this Agreement and, except as provided in Article 11, A, 4 below, such breach is not cured within the foregoing thirty (30) day notice period; provided, however, that if the nature of such breach is curable but cannot be cured within said time period, the Non-Terminating Party shall be deemed to have cured such breach if the Non-Terminating Party commences cure of the breach within said time period, and thereafter diligently and in good faith continues with and actually completes said cure.

          2. If at any time the Non-Terminating Party shall generally not pay the Non-Terminating Party's debts as they become due or shall admit in writing the Non-Terminating Party's inability to pay the Non-Terminating Party's debts, or shall make a general assignment for the benefit of creditors; or

          3. If the Non-Terminating Party shall commence any case, proceeding or other actions seeking to have an order to relief entered on the Non-Terminating Party's behalf as debtor or to adjudicate the Non-Terminating party as bankrupt or insolvent, or seeking the reorganization, arrangement, adjustment, liquidation, dissolution, or composition of the Non-Terminating Party or the Non-Terminating Party's debts under any law relating to bankruptcy, insolvency, reorganization, or relief of debtors or seeking appointment of a receiver, trustee, custodian, or other similar official for the Non-Terminating party, and such case, proceeding, or other action (aa) results in the entry of an order for relief against the Non-Terminating Party which is not fully stayed within thirty (30) business days after entry thereof, or (bb) shall remain undismissed for a period of ninety (90) calendar days.

          4. JFD, in JFD's sole discretion, may terminate this Agreement at any time upon any default by Universal in the payment of any amounts owing JFD under this Agreement, if such payment default is not cured within the ten (10) day period following the date on which JFD gives notice to Universal of its delinquency; provided, however, if Universal in good faith disputes JFD's claim that money is owed, this ten (10) day period shall toll until ten (10) days after final resolution of the amount owed.

          5. Upon the expiration or termination of this Agreement, Universal shall immediately discontinue the use of the Intangible Properties, which actions shall include, without limitation, removal of all signs and other items displaying the Intangible Properties and the discontinuance of all use of the Intangible Properties in all advertising, promotional and marketing materials and activities. Notwithstanding the foregoing, Universal shall be entitled to continue to use supplies then on hand displaying the Intangible Properties for "in house" corporate purposes only for a period not to exceed sixty (60) days after the date of expiration or termination of this Agreement, but shall not order new quantities of such supplies after such expiration or termination.

          6. Termination of this Agreement by either party shall not act as a waiver of any prior breaches of this Agreement and shall not act as a release of either party from any liability for prior breaches of this Agreement.

                                   ARTICLE 12
                                   INDEMNITY

     A. JFD shall indemnify, hold harmless, protect and defend Universal, its Affiliates (as such term is defined below), and the officers, directors, employees and agents of each of them from and against any and all claims, demands, actions, fines, penalties, liabilities, losses, taxes, damages, injuries and expenses (including, without limitation, reasonable attorneys' fees and costs at the pretrial, trial, and appellate levels) (collectively, "Damages") in any manner related to, arising out of or resulting from the following: (i) the breach of any of JFD's representations, warranties and covenants hereunder; (ii) the breach by JFD of any of its other obligations under this Agreement; (iii) any third party claim or threatened claim that Universal's use of the Intangible Properties in connection with the Restaurant violates such third party's rights; and (iv) any third party claim or threatened claim that Universal's use of any materials provided by JFD to Universal for use in connection with the Restaurant violates such third party's rights; provided that such Damages under items (i), (ii), (iii) and (iv) do not arise out of Universal's gross negligence or willful misconduct or breach of Universal's representations, warranties or covenants hereunder.

     B. Universal shall indemnify, hold harmless, protect and defend JFD and its officers, directors, employees and agents of each of them from and against any and all Damages in any manner related to, arising out of or resulting from the following: (i) the breach of any of Universal's representations, warranties and covenants hereunder; (ii) the breach by Universal of any of its other obligations under this Agreement; and (iii) Universal's development and operation of the Restaurant; provided that such Damages under items (i), (ii) and (iii) do not arise out of JFD's gross negligence or willful misconduct and/or breach of JFD's representations, warranties or covenants hereunder and/or any third party claim or threatened claim that Universal's use of the Intangible Properties in connection with the Restaurant pursuant to the terms of this Agreement violates such third party's rights and/or any third party claim or threatened claim that Universal's use of any materials provided by JFD to Universal for use in connection with the Restaurant violates such third party's rights.

     C. The rights and obligations of indemnity described in this Article shall not be exclusive and shall be in addition to such other rights and obligations as may be otherwise available to either party at law or in equity and shall survive the expiration, termination or cancellation of this Agreement.

                                   ARTICLE 13
                                   ASSIGNMENT

     A. Universal may not assign this Agreement except to any Affiliate (defined below) without the prior consent of JFD, unless Universal in good faith determines the assignment transaction meets both of the following tests:

          1. The then-current revenue stream of the Restaurant is less than 20% of the revenue stream of all assets involved in this same transaction; or the estimated asset value of the Restaurant is less than 20% of the estimated asset value of all assets involved in this same transaction; or the fairly allocated price received by Universal for the Restaurant is less than 20% of the total price received in this same transaction; and

          2. Such assignee is a financially responsible party that has, or has acquired or is acquiring at a time proximately concurrent with such assignment of this Agreement from Universal, the skill, knowledge and expertise in restaurant operations of the type required for operation of a quick food restaurant.

     If Universal assigns this Agreement, Universal shall be relieved of any obligation or liability to JFD in connection with this Agreement for events, acts or omissions after the effective date of such assignment; provided that the assignee assumes the obligations of Universal hereunder in writing and such assignee includes JFD as an additional insured on its comprehensive general liability insurance and business automobile liability insurance policies in connection with the Restaurant (subject to the terms and conditions of such policy); and provided further such insurance policy, if required, is issued by a company with a Best's Insurance Guide rating of a "A-VI" or greater, the comprehensive general liability insurance and/or excess umbrella liability has a combined single limit of not less than $2,000,000 each occurrence and business automobile liability insurance and/or excess umbrella liability insurance for all owned, hired, or non-owned vehicles utilized by JFD with a combined single limit or not less than $1,000,000 each accident. If Universal assigns this Agreement to a party who is not an Affiliate prior to the Opening Date, JFD shall have the right to approve the Design Firm, the Schematic Design and the final construction documents. Notwithstanding the foregoing, the assignee (unless an Affiliate) may not exercise any previously unexercised option without JFD's approval.

     B. JFD may assign this Agreement without the consent of Universal; provided that if such assignment is prior to the Opening Date, Universal shall have the right (but not the obligation) to terminate this Agreement within 120 days of such assignment, effective on ten (10) days notice to JFD, if Universal determines (in its sole and absolute discretion) that such assignee does not possess the skills, knowledge and expertise in connection with the planning and development of restaurant operations of the type and nature characteristic of a sit-down version of the Restaurant and/or cannot provide the services set forth in Articles 1 and 2.

                                   ARTICLE 14
                                  DEFINITIONS

     A. Affiliates. For purposes of this Agreement, the term "Affiliate(s)" and "affiliate(s)" shall mean, with respect to any Person (as defined below), any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person (and, for purposes of this definition, "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or by contract or otherwise). "Person" shall mean
(i) an individual, corporation, partnership, joint venture, limited liability company, limited liability partnership, estate, trust, unincorporated, associated or other entity capable of contracting, (ii) any Federal, State, County, or municipal government or any bureau, department, political subdivision or agency thereof and (iii) a fiduciary acting in such capacity on behalf on any of the foregoing.

      B. Force Majeure. The occurrence of any of the following events ("Force Majeure Events") shall excuse such obligations of Universal or JFD as impossible or reasonably impracticable for so long as such event continues: lockouts; labor disputes; acts of God; inability to obtain labor, materials, or reasonable substitutes therefor; governmental restrictions, regulations or controls; judicial orders; enemy or hostile governmental action; civil commotion; fire or other casualty; earthquakes and other causes beyond the reasonable control of the party to perform.

      C. CPI/LA. For purposes of this Agreement, the term "CPI/LA" shall mean the Consumer Price Index for all Urban Consumers, Los Angeles-Anaheim-Riverside, California, Sub Group All Groups (1982-84 equals 100). Whenever a particular dollar amount is stated as being subject to an adjustment for or by CPI/LA, unless otherwise stated, the base index used in the particular adjustment shall be the CPI/LA for the month of December 1998, and the comparison index shall be the CPI/LA for the month of December of the calendar year immediately preceding the calendar year for which the adjustment is applicable. The adjustment shall be made by increasing the dollar amount subject to adjustment by the percentage equal to the percentage increase in the base index when compared to the comparison index.

      D. Business Day. For purposes of this Agreement, the term "business day(s)" shall mean any day of the week which is not a Saturday, Sunday or national holiday.

      E. EBITDA. For purposes of this Agreement, the term "EBITDA" shall mean earnings on a generally applied accounting practices ("GAAP") basis before interest, taxes, depreciation and amortization, provided that (i) rent (which includes all common area extras) is calculated at a rate of $10 per square foot of the Premises per month for the first twelve (12) months following the Opening Date and thereafter at the aforementioned rate as adjusted annually per CPI/LA, provided that the CPI/LA increase for the months in any given calendar year shall not exceed 3% of the monthly rent being charged during the calendar year immediately preceding the year at issue (for clarification, the increase for months immediately following the first 12 months from the Opening Date will affect those months in the calendar year starting from the anniversary of the Opening Date); and (ii) charges for Universal supplied and/or prepared food costs shall be at reasonably estimated costs but not greater than the prevailing charges imposed by Universal at other restaurants in CityWalk. For example, if the Opening Date were February 1, 2000, then the first CPI/LA adjusted would occur on February 1, 2001 (with December 31, 2000 being the comparison index) and the next CPI/LA adjusted would be effective January 1, 2002 (with December 31, 2001 being the comparison index) and successive adjustments being on January 1 of each successive year.
It is further agreed that for purposes of EBITDA, only costs which are fully and directly chargeable to the Restaurant shall be included in costs to the Restaurant. Furthermore, for purposes of EBITDA the following shall apply: (i) salaries of supervisors and managers of the Restaurant and hourly labor shall be comparable with the reasonable salaries and hourly rate for such personnel in the quick food restaurant business in Los Angeles County; and (ii) any cost to the Restaurant that Universal fully controls and for which Universal is responsible shall be at a commercially reasonable rate.

                                   ARTICLE 15
                                 MISCELLANEOUS


     A. Notices. All notices or other communications required or desired to be sent to either party hereto shall be in writing and shall be sent by Registered or Certified Mail, postage prepaid, return receipt requested, or overnight mail with proof of receipt. All notices, samples, reports and payments under this Agreement shall be sent as follows:

     If to JFD:          Jerry's Famous Deli, Inc.
                         12711 Ventura Blvd., Suite 400
                         Studio City, CA 91604
                         Attention: President

     With copies to:     Jeffer, Mangels, Butler & Marmaro, LLP
                         2121 Avenue of the Stars, 10th Floor
                         Los Angeles, CA 90067
                         Attention: Steven J. Insel, Esq.

     If to Universal:    Universal Studios CityWalk Hollywood
                         100 Universal City Plaza
                         Suite 2000
                         Universal City, California 91608
                         Attention Legal Affairs

     With copies to:     Rosenfeld, Meyer and Susman, LLP

                       9601 Wilshire Blvd., Fourth Floor
                       Beverly Hills, CA 90210
                       Attention: Jeffrey L. Nagin, Esq.

Either party may change such address by notice in writing to the other party.

     B. Consents and Approvals: Any consent, request or approval which either party is requested to make pursuant to this Agreement shall be in writing and, unless expressly provided herein to the contrary, not be unreasonably withheld, delayed or conditioned. Such approvals and consents may be signed in counterparts.

     C. Relationship of the Parties. This Agreement does not constitute either party the agent of the other, or create a partnership or joint venture between the parties with respect to the subject matter hereof.

     D. Governing Law. The laws of the State of California shall govern the interpretation, validity, performance and enforceability of this Agreement (without regard to choice of law principles). If any provision of this Agreement shall be held to be invalid or unenforceable, the validity and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

     E. Mediation/Jurisdiction. With regard to any material disputes which may arise out of or relate to this Agreement, Universal and JFD agree to the benefit of each other to work together in good faith to resolve all disputes promptly. Either party may demand in writing that each party's management representatives meet at such place as the parties may mutually designate in Los Angeles County to resolve the dispute. Upon receipt of this demand, each party will promptly comply and will negotiate in good faith to resolve the dispute. If the parties do not resolve the dispute within fourteen (14) days of the date of the first meeting between the management representatives, Universal and JFD agree to mediate the dispute with a mutually agreed upon mediator. If the parties cannot agree upon the selection of a mediator, each party will select one mediator and both such mediators shall, in cooperation with each other, designate one mediator to resolve the dispute, provide that if the mediators cannot agree upon the selection of one mediator to resolve the dispute within ten (10) days, then the mediator will be chosen pursuant to California Civil Procedure Section 1281.6 from a list of retired judges (which contains the names of at least 15 judges) designated by Universal. The Parties agree to share the cost of any independent mediator engaged to assist the parties in resolving their differences.

     If the claim, dispute or other issue is not resolved through mediation, either party may institute litigation to resolve the issues. If litigation is initiated, the parties to this Agreement agree that venue and jurisdiction of any litigation between them will be vested solely in a court of competent jurisdiction sitting in Los Angeles County,

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
California and agree to accept service of process outside the State of California in any matter to be submitted to any court pursuant to this Agreement. The parties expressly agree to waive trial by jury in any such legal proceeding.

     F. Captions. The captions used in connection with the paragraphs and subparagraphs of this Agreement are inserted only for the purpose of reference. Such captions shall not be deemed to govern, limit, modify, or in any manner affect the scope, meaning or intent of the provisions of this Agreement or any part thereof, nor shall such captions otherwise be given any legal effect.

     G. No Waiver/Right of Action. No waiver by either party of a breach or a default hereunder shall be deemed a waiver by such party of a subsequent breach or default of like or similar nature. Unless otherwise stated to the contrary, whenever either party has a right to take any action or not take action pursuant to the terms of this Agreement, such party shall not have the obligation to do so.

     H. No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the parties hereto and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

     I. Entire Agreement. This Agreement contains the entire agreement between the parties with respect to its subject matter, and no agreement shall be effective to change, modify or terminate this Agreement, in whole or in part, unless such agreement is in writing and duly signed by the party against whom enforcement of such change, modification or termination is sought. Such modification or amendment may be signed in counterparts. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that this Agreement may have been physically prepared by one of the parties, or such party's counsel, it being agreed that both parties and their respective counsel have mutually participated in the negotiation and preparation of this Agreement.

     J. Partial Invalidity. Should any part of this Agreement for any reason be declared invalid, void or unenforceable by a court or governmental agency of competent jurisdiction, such decision shall not affect the validity of any remaining portion hereof and the parties hereby acknowledge and agree that they would have executed the remaining portion hereof without including the part so declared invalid, void or unenforceable.

     K. Attorney's Fees. If Universal or JFD institutes any action or proceeding against the other relating to the provisions of this Agreement, the non-prevailing party in such action or proceeding shall reimburse the prevailing party for the reasonable expenses of attorney's fees and all costs and disbursements incurred therein by the prevailing party, including any such fees, costs or disbursements incurred on any appeal from such action or proceedings. The prevailing party shall also be entitled to recover from the non-prevailing party reasonable attorney's fees and costs incurred in enforcing any judgment against the non-prevailing party. This provision is intended to be severable from all other provisions of this Agreement, and to survive any judgment against the non-prevailing party and shall not be deemed merged in any such judgment.

     L. Confidentiality. Except and only to the extent as may be required by law, statute, governmental authority, financial accounting practices of the parties, appraisals of the Restaurant, or mutual agreement of the parties, JFD and Universal shall not disclose the terms of this Agreement or any Gross Sales information relating to the Restaurant to any third party except to the extent necessary to permit a party (or parties) involved in the planning, development, construction and operation of the Restaurant to perform its (or their) responsibilities or as such disclosure may be appropriate in connection with any mediation, arbitration or litigation between the parties. This confidentiality provision shall survive termination of the Agreement.

     M. Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall be deemed one original.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the 3rd day of September, 1999.

JERRY'S FAMOUS DELI, INC.              UNIVERSAL STUDIOS
                                        CITYWALK HOLLYWOOD, a division
                                        of Universal Studios, Inc.

By: /s/ [Signature Illegible]           By: /s/ [Signature Illegible]
   ---------------------------------       ---------------------------------
Its: Chairman of the Board              Its: VP
Dated: 9-14-99                          Dated: 9-14-99
      ------------------------------          ------------------------------

By: /s/ [Signature Illegible]
   ---------------------------------
Its: Secretary
Dated: 9-14-99
      ------------------------------



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